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                                                                      EXHIBIT 14

                       CODE OF BUSINESS CONDUCT AND ETHICS

                          PIEDMONT NATURAL GAS COMPANY

                                                [PIEDMONT NATURAL GAS LOGO]

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

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                                TABLE OF CONTENTS

President and CEO's Message .............................................................................     1
Introduction.............................................................................................     2
Where to Get More Information; Who Handles Complaints....................................................     4
We Obey the Law..........................................................................................     6
We Compete Fairly, Honestly and Ethically................................................................     7
We Deal Fairly, Honestly and Ethically with Governments..................................................     9
We Are Loyal to PNY Shareholders and Customers...........................................................    11
We Are Fair, Honest, and Ethical in Our Dealings with Each Other.........................................    13
We Care About Our Reputation with the Public.............................................................    15
We Care About the Environment and Safety and Health of Our Employees.....................................    15
Conflict of Interest Policy..............................................................................    16
Company Records and Records Management...................................................................    19
Confidential Information.................................................................................    20
Protection and Use of Company Assets.....................................................................    21
Copyright Protection.....................................................................................    22
Special Provisions Relating to the Company's Senior Financial Officers...................................    23
Duty to Report and Consequences..........................................................................    25

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                           PRESIDENT AND CEO'S MESSAGE

Dear Colleague:

Piedmont Natural Gas (PNY) is a recognized leader in the natural gas industry. We are proud of our relationships and reputation with our customers, suppliers, business partners, regulators, and the communities where we live and serve. We are also proud of the benefits we have provided to our shareholders and other investors who have placed their trust in us.

Customers count on us to provide outstanding service. Suppliers depend upon us to stand by our promises. Our business partners make decisions based upon their confidence in us. Regulators rely on us to provide outstanding service at fair rates. The communities we serve expect us to be a responsible citizen. Investors depend on us to provide them with a fair and adequate return.

Our reputation has been earned from our actions and behaviors being based on the right decisions -- decisions that are not only wise from an economic point of view but also from a legal, moral and ethical point of view. But it is not enough to have made the right decisions in the past. We must continue to make the right decisions in the future.

Our mission is to continue our role as a leader in the natural gas industry, and to do so with honesty, morality and integrity. It is not always the easiest way, but for us it is the only way. In that connection, every one of us should deal fairly with the Company's customers, competitors and employees. We should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Thank you for your contribution to our Company.

Thomas E. Skains
President and CEO

PNY Ethics Hotline, 1-800-481-6946
August 2004

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                                  Introduction

PNY has always and continues to be committed to the highest degree of integrity and honesty in the conduct of its business affairs. The Company's Board of Directors has reaffirmed this policy by adopting this Code of Business Conduct and Ethics ("the Code") which applies to all Company employees. The Code identifies and explains the Company's expectations of legal and ethical conduct on the part of its employees, officers, and directors. This policy of PNY to conduct its business activities and transactions with honesty and integrity is in accordance with moral, ethical and legal standards of the areas we serve. If you do not understand any portion of the Code, or if you believe that you or someone else may be in violation of the Code, you should contact the Compliance Officer who is the Senior Vice President, General Counsel and Chief Compliance Officer of the Company.

PNY employees will be asked to certify compliance with this Code. Please remember the following :

   (1) This code cannot anticipate every possible situation or cover every topic in detail. Ask for guidance in any area that may create questions or concerns.

   (2) Many of the topics in this code may be explained in greater detail in a company policy. Copies of company policies are available from your supervisor or the HR department.

   (3) Reading this code is not a substitute for complying with specific policies and procedures.

   (4) The code is not intended to create, nor does it create, any contractual rights related to employment.

The following summarizes PNY's expectations for its employees, officers, and directors:

   [ ] WE OBEY THE LAW. PNY respects and obeys all laws and regulations applicable to its operations.

   [ ] WE COMPETE FAIRLY, HONESTLY AND ETHICALLY. PNY does not engage in unfair and/or illegal methods of competition.

   [ ] WE DEAL FAIRLY, HONESTLY AND ETHICALLY WITH GOVERNMENTS. PNY honors its contractual obligations with the governments with whom we do business. Illegal payments to government officials are prohibited. Laws, regulations and rules pertaining to gratuities to government employees are obeyed. Contributions to political candidates and parties are made in full compliance with applicable laws. PNY employees, officers, and directors are free to engage in or refrain from political activity.

   [ ] WE ARE LOYAL TO PNY SHAREHOLDERS AND CUSTOMERS. Neither PNY nor its individual employees, officers, or directors behave in a way that is contrary to the best interests of PNY shareholders or customers. This includes avoiding actual or apparent conflicts of interest, refraining from insider trading, and refusing to offer or accept bribes, kickbacks, or gifts of substantial value. It also includes treating PNY customers with courtesy and respect.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

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   [ ]  WE ARE FAIR, HONEST AND ETHICAL IN OUR DEALINGS WITH EACH OTHER. PNY
        promotes equal employment opportunity and a safe working environment, and prohibits harassment, threats, dishonesty, and other inappropriate behavior in the workplace. PNY also strictly prohibits retaliation against anyone who makes a good-faith complaint under the Code.

   [ ] WE CARE ABOUT OUR REPUTATION WITH THE PUBLIC. PNY employees, officers, and directors are expected to conduct themselves at all times in a manner that reflects well on PNY.

It is important that each PNY employee, officer, and director fully understands and complies with the Code. This Code cannot anticipate every possible situation or cover every topic in detail. Most of the topics covered in the Code are explained in greater detail in a Company policy. It is your responsibility to comply with the Code and behave in an ethical manner. Every employee, officer and director will provide written certification that they have read and understand the Code.

Your commitment to ethical behavior and this Code is essential in order for PNY to maintain the highest degree of honesty and integrity in its business activities.

THE CODE DOES NOT CREATE AN EXPRESS OR IMPLIED EMPLOYMENT CONTRACT AND IS NOT INTENDED TO BE INTERPRETED AS A CONTRACT. TO THE CONTRARY, IT PRESENTS GUIDELINES AND CONSTITUTES A STATEMENT OF PRINCIPLES TO WHICH ALL OF US ARE HELD ACCOUNTABLE.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

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              WHERE TO GET MORE INFORMATION; WHO HANDLES COMPLAINTS

THE COMPLIANCE TEAM consists of PNY's Senior Vice President, General Counsel and Chief Compliance Officer, Senior Vice President - Utility Operations, Vice President - Human Resources, Vice President - Governmental Relations and Director - Internal Auditing. The Compliance Team is responsible for establishing and modifying policies under the Code, communicating the Code to employees and other interested parties, and answering questions and addressing complaints that arise under the Code. Outside legal counsel may also be requested to provide assistance as needed from time to time.

THE COMPLIANCE OFFICER is the Senior Vice President, General Counsel and Chief Compliance Officer. If you have any issue relating to the Code, you should first contact the Compliance Officer, at 1-800-752-7508, extension 4252. This includes the following circumstances:

   [ ]  When you have a question about the Code or any specific provision in it;

   [ ] When you have a question as to whether you are in compliance with the Code;

   [ ] When you need to report a relationship that could arguably violate the Code;

   [ ] When you are trying to decide on a course of action and it appears that one or more alternatives may implicate the Code; or

   [ ]  When you believe that someone else may be in violation of the Code.

IF YOU ARE UNCOMFORTABLE TALKING WITH THE COMPLIANCE OFFICER OR YOU WISH TO REMAIN ANONYMOUS, YOU MAY CALL THE ETHICS HOTLINE AT 1-800-481-6946 (the "Ethics Hotline") The Ethics Hotline is a reporting system through which employees can
(1) anonymously and confidentially report suspected unethical and criminal conduct, or (2) ask questions to resolve ethical dilemmas within the organization without fear of retribution. The Ethics Hotline is available toll free at any time. The Ethics Hotline is staffed by an independent third party that PNY has retained to accept employee calls. When you call the Hotline, you can give your name or remain anonymous and expect to: (1) have information gathered in response to your questions or concerns; (2) be assigned a unique case number;(3) have an investigation conducted about the suspected violation; and (4) have the opportunity to call back to find out the status or outcome of the investigation.

WHAT WILL HAPPEN WHEN YOU RAISE AN ISSUE PERTAINING TO THE CODE? The Compliance Officer will take appropriate action under the circumstances.

WHAT IF I DISAGREE WITH THE MANNER IN WHICH THE COMPLIANCE OFFICER PROPOSES TO DEAL WITH THE MATTER? If you do not agree with the manner in which the Compliance Officer proposes to deal with the matter, you can request the Compliance Team review the matter. Any other employee who is seriously affected by the Compliance Officer's decision may also request a review. In considering your request, the Compliance Team may decide to review or reinvestigate the matter or they may let the existing recommendations and process stand. If the Compliance Team does not review the matter, the recommendations of the Compliance Officer should be implemented. If the Compliance Team does perform a review, its decisions are final and not appealable.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004
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NO RETALIATION. NO ACTION WILL BE TAKEN AGAINST YOU FOR ASKING IN GOOD FAITH
ABOUT THE CODE, ABOUT ACTIVITIES THAT YOU ARE CONSIDERING ENGAGING IN, OR FOR REPORTING IN GOOD FAITH A PERCEIVED VIOLATION OF THE CODE - EVEN IF IT TURNS OUT THAT THERE WAS IN FACT NO VIOLATION. The Compliance Officer is responsible for enforcing the non-retaliation provisions of the Code.

EMPLOYEES ARE REQUIRED TO COMPLY WITH THE DIRECTIVES OF THE COMPLIANCE OFFICER (OR IF REVIEW IS SOUGHT, THE COMPLIANCE TEAM) ONCE GIVEN. FAILURE TO FOLLOW SUCH DIRECTIVES MAY RESULT IN DISCIPLINARY ACTION, UP TO AND INCLUDING TERMINATION OF EMPLOYMENT WITH THE COMPANY AND POSSIBLE CRIMINAL PROSECUTION UNDER THE LAW.

PNY also reserves the right to take action against anyone who reports alleged violations of the Code where there is reason to believe that the complaint was made maliciously or not in good faith - for example, where a reporting employee knew that the complaint was false. Such actions may include disciplinary action, up through and including discharge.

All PNY employees have a responsibility to understand and follow this code and live our values in all their business dealings. All employees must :

   (1)  Obey the law, this code and related company policies;

   (2)  Seek guidance before taking action when unclear about a situation;

   (3)  Report any suspected violations of this code; and

   (4) Call the Ethics Hotline if you are uncomfortable talking with an employee contact. The Ethics Hotline phone number is available at all times at 1-800-481-6946.

ANYONE WHO IS FOUND TO HAVE VIOLATED THE CODE WILL BE SUBJECT TO DISCIPLINARY ACTION, UP THROUGH AND INCLUDING DISCHARGE, DEPENDING ON THE CIRCUMSTANCES. MEMBERS OF MANAGEMENT, OFFICERS, AND DIRECTORS WILL BE HELD TO THE HIGHEST STANDARD OF ETHICS, HONESTY, AND FAIRNESS, AND THUS MAY BE SUBJECT TO MORE STRINGENT SANCTIONS FOR VIOLATIONS.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004
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                                 WE OBEY THE LAW

PNY respects and obeys all laws and regulations applicable to its operations.

Employees, officers, and directors are expected to obey all laws applicable to their business dealings, including but not limited to the following:

   [ ]  Antitrust;

   [ ]  Trade practices;

   [ ]  Trade secrets and confidential information;

   [ ]  Employment and labor, including anti-discrimination and harassment; and

   [ ]  Intellectual property, including copyright:

   [ ]  Criminal.

If you have a question as to whether your conduct complies with applicable law, please contact the Compliance Officer or call the Ethics Hotline.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004
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                    WE COMPETE FAIRLY, HONESTLY AND ETHICALLY

PNY does not engage in unfair or illegal methods of competition.

The following are examples of activities that PNY considers unfair, dishonest, or unethical in violation of the Code:

   [ ] Discussing prices, terms and conditions, costs, marketing or production plans, customers, or any other confidential or proprietary information with a competitor of PNY or others unless they have a need to know that would further PNY's business interests. Contacts with competitors should be kept to a minimum and when necessary or appropriate, they must be handled carefully. Membership in trade groups is permissible but it is the most likely opportunity for contact with competitors. Employees must, therefore, be especially careful not to disclose information regarding customer lists, pricing, product plans, market surveys and the like. Even the exchange of benchmarking information can be troublesome and should be carefully considered. If a competitor in conversation raises any of these issues, you should inform the competitor that you will not discuss these issues and then excuse yourself from the conversation.

   [ ] Making claims that are inflated, exaggerated, reckless, or careless to customers or prospects about PNY's products, services or prices.

   [ ] Making disparaging comments to customers or prospects about a competitor's products, services or prices that you know to be false, or without being careful as to whether the comments are true or false.

Gifts, Gratuities and Entertainment:

Business courtesies are designed to build goodwill and sound working relationships among business partners, but not to gain any special advantage in the relationship.

Offering Gifts, Gratuities and Entertainment

Employees may not offer personal favors or gifts that could be perceived as an attempt to improperly influence the decisions of existing or potential customers or suppliers.

Occasional giving and receiving of modest gifts, services or entertainment is a common and respectable practice of promoting goodwill and building and maintaining legitimate business relationships. It is inappropriate to accept meals, refreshments, gifts or entertainment on a regular basis.

Acceptable forms of entertainment, both giving and receiving, include infrequent moderate hospitality such as meals, charity events, sporting events, golf outings, holiday gatherings, or other celebrations, plays, concerts, or other cultural events.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

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All gifts, gratuities, and entertainment which are offered and are valued above
$250 must be reported to the employee's supervisor who is responsible for communicating with the appropriate Company Department Head.

It is noted that the Company may sponsor hospitality at events (such as the Wachovia Championship, U.S. Open, Carolina Panthers, Tennessee Titans, Charlotte Bobcats) as part of the Company's responsibility to be a good corporate citizen and may use such events to build business relationships with key customers and stakeholders.

Receiving Gifts, Gratuities and Entertainment

Employees may not receive personal favors or gifts that could be perceived as an attempt to improperly influence the decisions of existing or potential customers or suppliers.

Occasional giving and receiving of modest gifts, services or entertainment is a common and respectable practice of promoting goodwill and building and maintaining legitimate business relationships. It is inappropriate to accept meals, refreshments, gifts or entertainment on a regular basis.

All gifts, gratuities, and entertainment which are offered and are valued above $250 must be reported to the employee's supervisor who is responsible for communicating with the appropriate Company Department Head.

Acceptable forms of entertainment, both giving and receiving, include infrequent moderate hospitality such as meals, charity events, sporting events, golf outings, holiday gatherings, or other celebrations, plays, concerts, or other cultural events.

Compliance Process

Each employee will annually certify and verify that full compliance with this policy has been met.

In addition to the annual employee certification of compliance, all officers will be required to provide a certification of compliance each quarter.

"Raiding" a competitor's employees or "sabotaging" a competitor's products.

Learning about a competitor's products, services or customers through illegal "spying" or other industrial espionage.

Misappropriation of a competitor's trade secrets or other confidential or proprietary information.

Misappropriation of software without proper purchase or licensing:

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

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   [ ]  Illegal copying in any form of copyrighted documents, including magazines, trade publications and newspapers.

   [ ] Refusing to deal with or purchase goods and services from others simply because they are competitors in other respects.

   [ ] Initiating or encouraging boycotts of specific products or services or arbitrarily refusing to deal with designated customers or suppliers.

   [ ]  Requiring others to buy from us before we will deal with them.

   [ ] Requiring customers to take a product or service they don't want just to get one they do want.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

                                        9
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            WE DEAL FAIRLY, HONESTLY, AND ETHICALLY WITH GOVERNMENTS

PNY honors its contractual obligations with the governments with which we do business. We do not make illegal payments to government officials. We respect and obey the laws, regulations and rules pertaining to gratuities to government employees. PNY makes contributions to political candidates and parties in full compliance with applicable laws. PNY employees, officers, and directors are free to engage in or refrain from political activity consistent with the dictates of their consciences.

IN THE EVENT THAT YOU RECEIVE ANY TYPE OF INQUIRY OUTSIDE THE NORMAL COURSE OF BUSINESS FROM A GOVERNMENT OFFICIAL, YOU SHOULD IMMEDIATELY REFER THE INQUIRY TO THE SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CHIEF COMPLIANCE OFFICER. YOU SHOULD NOT ATTEMPT TO ANSWER QUESTIONS, OR PROVIDE STATEMENTS, DOCUMENTS, OR OTHER EVIDENCE WITHOUT PRIOR CONSULTATION WITH THE SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CHIEF COMPLIANCE OFFICER. FOR PURPOSES OF THIS POLICY, "GOVERNMENT OFFICIAL" MEANS ANY INDIVIDUAL WHO WORKS FOR ANY FEDERAL, STATE, LOCAL, OR FOREIGN GOVERNMENTAL ENTITY, INCLUDING EMPLOYEES OF REGULATORY AGENCIES, ELECTED OFFICIALS, AND COURT PERSONNEL.

The following are examples of behavior that are considered to be in violation of this policy:

   [ ] Lying to or misleading a government official. Being careless about the truth in your communication with a government official.

   [ ] Destroying or not providing documents or other evidence requested by a government official. Destroying or not providing documents or other evidence that you believe will or might be within the scope of a request by a government agency or official.

   [ ] Offering money or gifts to a government official with the intention of directly or indirectly influencing the outcome of an action (for example, legislation, regulation, investigation, lawsuit) involving PNY, any of its employees, officers, or directors, or any of its customers or any other entity with whom PNY has a relationship.

   [ ] Influencing a government official to violate applicable rules regarding gratuities, or failing to honor such rules.

   [ ] Contacting a governmental official (outside the normal course of business) (unless authorized in connection with your job responsibilities) without appropriate prior consultation with the Senior Vice President, General Counsel and Chief Compliance Officer.

PNY contributes to political candidates or parties consistent with all applicable laws. As an individual employee, officer, or director of PNY, you have the right to make your own decision as to whether, to whom, and in what amount, you wish to contribute to political candidates and causes. You are also free to donate your personal time to political candidates and causes of your choosing, provided such activity does not interfere with your work for PNY. IF YOU CHOOSE TO PARTICIPATE IN PARTISAN POLITICAL ACTIVITIES ON YOUR OWN BEHALF AND YOUR OWN TIME, YOU MUST NOT PURPORT TO SPEAK OR ACT FOR PNY.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004
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REGULATORY AGENCIES.

We must comply with many types of regulatory requirements, depending on the particular businesses within which we are engaged. Our natural gas distribution business, in particular, is subject to the rules and regulations of multiple state and federal regulatory agencies regarding rates, terms and conditions for service, system integrity and safety. We are also subject to laws and regulations pertaining to securities, environmental protection, fair business practices, and equal employment opportunities.

For more information or answers to questions on the laws, rules and regulations pertaining to or affecting our business and the way we perform our jobs, please contact your supervisor or the Senior Vice President, General Counsel and Chief Compliance Officer.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

                                       11
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                 WE ARE LOYAL TO PNY SHAREHOLDERS AND CUSTOMERS

Neither PNY nor its employees, officers or directors behave in a way that is contrary to the best interests of PNY shareholders or customers. This includes avoiding actual or apparent conflicts of interest, refraining from insider trading and soliciting or accepting bribes, kickbacks, or gifts of substantial value. It also includes treating customers with courtesy and respect.

Violations of this policy include the following:

   [ ] Violation of the Conflict of Interest Policy (see Conflict of Interest Policy below).

   [ ]  "Self-dealing" of any kind.

   [ ] Soliciting or accepting money, gifts, or other value from anyone who is seeking to establish or expand a vendor relationship with PNY. Accepting gifts of nominal value, that are unsolicited or that are not given in connection with a transaction, unless you are aware that the acceptance violates the policy of the entity on whose behalf the value is being given, does not violate this policy. Participation as a guest in business/entertainment activities by suppliers or vendors should be pre-approved by your supervisor.

   [ ] Generating, creating, or contributing to internal reports (including but not limited to financial reports) that contain false or misleading information.

   [ ]  Rudeness or disrespect to a customer.

   [ ] Using inside information to gain an advantage in securities trading. Inappropriately disclosing inside information to others (see Insider Trading below).

INSIDER TRADING. Federal law prohibits insider trading. Insider trading generally refers to the buying or selling of a security by a person who is aware of material, non-public information relating to the security. In addition, insider trading prohibitions apply to any business entity about which confidential information is acquired through employment with our Company. Insider trading violations also include providing such information to others ("tipping") and securities trading by the person "tipped." Material information is any positive or negative information that a reasonable investor would likely consider important in arriving at a decision to buy or sell securities. In short, any information that is likely to affect the market price of securities is probably "material." Examples of information that will frequently be regarded as material are:

   [ ]  projections of future earnings, losses or other earning guidance;

   [ ] earnings information that is inconsistent with the consensus expectations of the investment community;

   [ ]  financial results;

   [ ]  public offerings or private sales of debt or equity securities;

   [ ] significant litigation or disputes with customers, suppliers or contractors;

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

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   [ ]  news of a pending or proposed merger, acquisition or tender offer;

   [ ]  news of a significant sale of assets or the disposition of a subsidiary;

   [ ] changes in dividend policies, the declaration of a stock split or an offering of additional securities;

   [ ]  changes in senior leadership management or control;

   [ ]  impending bankruptcy or the existence of severe liquidity problems;

   [ ]  the gain or loss of a significant customer or supplier; and

   [ ] any other event requiring the filing of a report with the Securities and Exchange Commission.

Three basic rules to follow:

1. Don't buy or sell securities while in possession of material, non-public information.

2. Don't pass such information on to others who may buy or sell securities.

3. If such information has been publicly disclosed, allow sufficient time for the information to be disseminated and absorbed by the marketplace before acting on it or passing that information on to others

For more information on insider trading rules, contact the Vice President, Corporate Counsel and Secretary.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

                                       13
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        WE ARE FAIR, HONEST, AND ETHICAL IN OUR DEALINGS WITH EACH OTHER

PNY promotes equal employment opportunity and a safe working environment, and prohibits harassment, threats, dishonesty, and other inappropriate behavior in the workplace. PNY also strictly prohibits retaliation against any employee who makes a good-faith complaint under the Code.

The following is a summary of the PNY policies that apply to relations between employees.

ELECTRONIC USE. All computers, computer and communication systems, telephones, facsimile machines and related services (such as access to the Internet and voice mail) are provided as tools to allow each PNY employee, officer and director to better perform required tasks and to support PNY's business goals and objectives. All systems and equipment are and remain the sole property of PNY. During normal business hours, these systems and equipment should be used for the proper business activities of PNY. After normal business hours, employees may use the systems and equipment in a reasonable manner for personal use provided there is no incremental cost to PNY.

EQUAL EMPLOYMENT OPPORTUNITY. PNY provides equal employment opportunity in all aspects of employment, including hiring, promotions, and terms and conditions of employment. PNY promotes workplace diversity and is an affirmative action employer. PNY prohibits retaliation against employees who complain of discrimination.

HARASSMENT. PNY prohibits harassment based on race, sex, national origin, age, religion, color, disability, sexual orientation, or any legally protected characteristic. Harassment by electronic means (for example, inappropriate e-mail) will also violate the Electronic Use policy summarized above. PNY prohibits retaliation against employees who complain of harassment.

HEALTH, SAFETY, AND ENVIRONMENTAL PROTECTION. PNY Employees are responsible for conducting PNY business in a way that protects the health and safety of PNY employees and the environment. Employees should act in a manner that ensures compliance with all applicable governmental and private health, safety and environmental requirements, including contributing to an alcohol- and drug-free workplace.

HONESTY. PNY prohibits theft; embezzlement; misappropriation of funds; destruction of Company property through negligence, recklessness, or intentional conduct; falsification of records; and similar offenses. Employees who become aware of such conduct must report it immediately to the Compliance Officer. (See "Company Records and Records Management" page 19.)

RECORD KEEPING. Integrity of internal records must be maintained at all times. Employees may not use "off-the-books" recordkeeping, secret accounts, unrecorded bank accounts, "slush" funds, falsified books, or any similar devices. Employees who become aware of the existence of any such devices must report their knowledge immediately to the Senior Vice President, General Counsel and Chief Compliance Officer. The Code's non-retaliation provisions will apply in such instances.

THREATENING BEHAVIOR AND VIOLENCE. PNY strictly prohibits any violent or threatening behavior on PNY premises or (regardless of where it occurs) directed toward any

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

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employee, officer, director, customer, vendor, or any other individual with a business relationship with PNY. Verified allegations of such behavior will result in immediate termination.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

                                       15
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                  WE CARE ABOUT OUR REPUTATION WITH THE PUBLIC

PNY employees, officers, and directors are expected to conduct themselves at all times in a manner that reflects well on PNY.

This applies to on premises and off-premises conduct, and during working and non-working time. PNY reserves the right to take appropriate action against any employee whose personal conduct could damage PNY's reputation with the public.

                        WE CARE ABOUT THE ENVIRONMENT AND
                       SAFETY AND HEALTH OF OUR EMPLOYEES

PNY is committed to protecting the environment, to providing a safe workplace for its employees and insisting on safe work practices from its employees. In this regard, PNY will comply with all federal, state and local laws pertaining to the environment and the safety and health of its employees. It is the firm and continuing policy of PNY to maintain aggressive promotion of safe practices that help to prevent job-related accidents and injuries. Comprehensive, continuous, preventive, and protective programs shall be developed, maintained and communicated as appropriate throughout all activities and operations. It is, however, each employee's responsibility to contribute every day to the environmental quality and safety of his or her workplace.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

                                       16
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                           CONFLICT OF INTEREST POLICY

PNY employees, officers, and directors must avoid situations in which their personal interests could actually or apparently conflict with those of PNY and its shareholders. Any actual or potential conflict of interest must be reported immediately to the Senior Vice President, General Counsel and Chief Compliance Officer. VIOLATIONS OF THIS POLICY WILL NORMALLY RESULT IN DISCHARGE, ABSENT COMPELLING EXTENUATING CIRCUMSTANCES.
WHAT IS A "CONFLICT OF INTEREST"?

A conflict of interest arises when your personal interests or activities appear to or may influence your ability to act in the best interests of PNY. As an employee, officer, or director, your primary professional obligation is to the Company, its shareholders, and its customers. Thus, you should avoid any activities or personal interests that could:

   [ ]  Adversely affect the independence and objectivity of your judgment;

   [ ]  Interfere with timely and effective performance of your duties; and

   [ ] Discredit, embarrass, conflict with, or appear to conflict with PNY's best interests.

HOW DO I KNOW WHETHER AN ACTIVITY OR PROPOSED ACTIVITY IS A CONFLICT OF
INTEREST?

Any potential conflict of interest should be reported to the Compliance Officer who will address whether your activities or proposed activities create a conflict of interest. The examples described below may help determine the types of activities considered "conflicts."

CAN YOU GIVE ME SOME EXAMPLES OF ACTIVITIES THAT MIGHT CREATE A CONFLICT OF INTEREST?

Some of the most common conflict of interests include the following if done by you, a member of your family, or in some circumstances, even a friend or acquaintance of yours:

   [ ] Owning a significant interest in a business entity that competes with PNY.

   [ ] Owning a significant interest in a business entity that is a vendor or customer to PNY (without prior approval of the PNY Board or management.)

   [ ] Taking for yourself opportunities that are discovered through the use of corporate property, information or position such as knowingly acquiring or owning any real estate or other business interest that PNY is interested in acquiring.

   [ ] Engaging in outside employment or establishing and/or maintaining your own business to the extent that doing so hinders performance of your duties with PNY.

   [ ] Performing work for a person or entity that has a business relationship with PNY (without prior approval of the PNY Board or management) or for a person or entity that competes with PNY.

   [ ] Unauthorized use of PNY's name, time, influence, assets, funds, materials, facilities, or employees for any outside person or entity;

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   [ ]  Reporting to or supervising a PNY employee with whom you have a close personal relationship (including but not limited to parent-child, spouses, siblings, and dating and cohabiting relationships). If a close personal relationship develops between two people who are in a reporting relationship, the individuals should promptly disclose the close relationship to the Compliance Officer. Actions will occur to eliminate a reporting/supervising relationship between employees in a close personal relationship.

   [ ] Using "inside information" about PNY in connection with the purchase or sale of any securities, or improperly disclosing inside information. This applies not only to PNY securities, but also to securities of companies with whom PNY has a business relationship, either actual or prospective. (For example, it would also violate this policy for you to buy stock in a business entity that PNY was considering acquiring.)

   [ ] Engaging in any "short swing" trading or "short sales" (a purchase-and-sale, or sale-and-purchase, of PNY securities within a period of six months or less) or other speculation in PNY securities.

   [ ]  "Self-dealing" of any kind.

   [ ] Accepting or taking loans from the business entity for your personal needs or desires.

DO I HAVE ANY OBLIGATIONS ONCE I'VE DISCLOSED THE ACTUAL OR POTENTIAL CONFLICT?

If the Compliance Officer (or the Compliance Team if appealed) determines there is NOT a conflict of interest, you may rely on that advice and go on with your actual or proposed activity.

However, if the Compliance Officer (or the Compliance Team if an appeal has been taken) determines THERE IS A CONFLICT of interest, the following options exist:

If the conflict is in connection with an actual, ongoing activity, you may:

   [ ]  Resign from your position with PNY and continue the activity, or

   [ ]  Immediately end the activity and remain in your position with PNY.

IN NO EVENT may you continue the activity and remain in your position with PNY.

If the conflict is in connection with a potential activity (in other words, an activity that has not begun but that you or a family member are considering), you may:

   [ ] Resign from your position with PNY and continue to pursue the activity, or

   [ ]  End your pursuit of the activity and remain in your position with PNY.

Again, IN NO EVENT may you continue the activity and remain in your position with PNY.

WHAT IF I'M TOLD THAT AN ACTUAL OR POTENTIAL ACTIVITY IS A CONFLICT OF INTEREST, AND I CONTINUE PURSUING THE CONFLICT AND CONTINUE IN MY POSITION WITH PNY?

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Anyone who is found to have ignored the advice provided by the Compliance
Officer (or the Compliance Team if an appeal has been taken) regarding conflicts of interest WILL BE DISCHARGED, absent compelling extenuating circumstances.

WHAT IF I FAIL TO DISCLOSE AN ACTUAL OR POTENTIAL CONFLICT OF INTEREST TO THE COMPLIANCE OFFICER?

Anyone who fails to disclose actual or potential conflicts of interest WILL BE DISCHARGED, absent compelling extenuating circumstances.

CAN THE ACTIVITY OF A MEMBER OF MY FAMILY CREATE AN ACTUAL OR POTENTIAL CONFLICT OF INTEREST UNDER THIS POLICY?

Yes, particularly if your family member receives or uses inside information in making transactions in securities, or holds an interest in a business that competes with, or is a vendor or customer of PNY. These provisions against the use of insider information apply even to people who are friends or acquaintances of yours.

ARE ANY OF THE "CONFLICT OF INTEREST" ACTIVITIES ALSO ILLEGAL?

Yes, particularly the ones relating to insider trading and speculation.

WHAT IS "SELF-DEALING"?

Self-dealing is another form of conflict of interest, and is prohibited under this policy. An extreme example would be a Purchasing Manager for a business entity who owned a side business that sold products to PNY. Other forms of self-dealing include kickbacks, reciprocity agreements (requiring PNY vendors to purchase PNY products and services, or buying a customer's products and services in exchange for the sale of PNY products and services), "under-the-table" payments or gifts of more than nominal value. As with other violations of this policy, ANYONE WHO IS FOUND TO HAVE ENGAGED IN SELF-DEALING WILL BE DISCHARGED, ABSENT COMPELLING EXTENUATING CIRCUMSTANCES.

              ALL EMPLOYEES, OFFICERS, AND DIRECTORS OF PNY WILL BE
             REQUIRED TO ACKNOWLEDGE IN WRITING THAT THEY HAVE READ
               AND UNDERSTAND THE FOREGOING CONFLICT OF INTEREST.

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August 2004

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                     COMPANY RECORDS AND RECORDS MANAGEMENT

All employees record or report important information in the course of their work. Examples include expense reports, system maintenance and testing records, time sheets, medical claim forms, reports to regulatory agencies, reports of customer contacts and personnel reviews.

Employees are required to document and report all business and financial transactions in accordance with the Company's internal control policies and procedures. Creating misleading records, falsifying or improperly destroying Company documents or records is prohibited.

Company Records. Record and report information honestly, completely and accurately. The integrity of our Company financial and other reporting processes is essential; shareholders, regulators, lending institutions and others depend on the accuracy of our Company information.

Records Management. A key feature of our records management program involves the retention and protection of confidential and vital information so that we will have the ability to respond to internal and external inquiries in a timely manner. Effective records management also means retaining only information that is required and properly disposing of records and copies that no longer meet any compliance or business requirements.

For more information, please see the Records Retention Manual or the Vice President, Corporate Counsel & Secretary.

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August 2004

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                            CONFIDENTIAL INFORMATION

Our information and business data - and the security of that information and data - is crucial to our success. We must safeguard confidential information against improper disclosure, both inside and outside the Company. Company information (or information that the Company maintains on behalf of its customers, suppliers, agents or other representatives) that has not been publicly disclosed should be treated as confidential. Such information, whether verbal, written or stored on electronic media, includes non-public information on products, services, methods, systems, internal reports, analyses, financial data, business plans and marketing methods.

Your obligation to protect confidential information is in effect while you are employed by the Company and after your employment ends. In addition, if you received confidential information or trade secrets from a previous employer, you have an obligation to avoid disclosing it to PNY or PNY personnel. By using or revealing such information, you place the Company and yourself at legal risk. You do have a right to use general skills and knowledge acquired with previous employers in your job at PNY and to take general skills and knowledge with you when your employment with the Company ends.

Customer Information. We must take great care in handling information that has been entrusted to us by our customers. You are not to divulge, use or make information about the Company's customers available to anyone outside the Company unless the customer requests it, the customer's duly authorized representative requests it, or it is provided according to clear regulatory or legal requirements. If you have any doubts about whether you can release customer information, contact your supervisor or the Senior Vice President, General Counsel and Chief Compliance Officer before releasing the information.

Competitive Intelligence. It is a legitimate business goal for PNY to be the leading competitor in its marketplace. All information pertinent to competition will be obtained lawfully and we will not seek or accept any confidential or competitive information through misrepresentation, coercion, illegal or improper means.

Intellectual Property. Company trade secrets and other intellectual property often result from a significant investment of Company resources. Such intellectual property is an important Company asset that helps with our competitive advantage in increasingly competitive business environments and, therefore, must be protected. You should take measures to protect the Company's intellectual property and to avoid infringing on the intellectual property rights of others.

Some employees will be required to sign a Confidentiality and Fair Competition Agreement as a part of their employment. The requirements with regards to confidential information set forth above apply to all employees regardless of whether they have been requested to sign such an agreement.

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                        PROTECTION AND USE OF PNY ASSETS

PNY assets, such as information, materials, supplies, time, intellectual property, software, hardware, and facilities, among other property, are valuable resources owned, licensed, or otherwise belonging to PNY. Safeguarding Company assets is the responsibility of all directors, officers and employees. All PNY assets should be used for legitimate business purposes. The personal use of PNY assets without permission is prohibited.

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August 2004

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                              COPYRIGHT PROTECTION

A copyright is a legal right that protects the copyright owner's original work from, among other things, unauthorized use or copying.

You may not duplicate copyrighted material for use inside or outside PNY without the copyright owner's prior authorization or the opinion of legal counsel that copying is allowed under the circumstances. Certain duplication of copyrighted material, in limited amounts, can constitute "fair use" of the material and may be duplicated without prior authorization. However, please contact the Vice President, Corporate Counsel and Secretary for prior approval.

Examples of violations include unauthorized photocopying and e-mail distribution, and copying, distributing or storing copyright-protected files or programs from the Internet or other electronic database services without the copyright owner's authorization.

Computer Software. PNY regularly license computer software from a variety of outside companies. PNY does not own this software or its related documentation and do not have the right to reproduce it unless authorized by the owner of the software. Your responsibilities in this area are to:

   [ ] use licensed software, including "off-the-shelf " software, strictly in accordance with the terms of the underlying license agreement;

   [ ] not copy the software or documentation for personal or home use or on more than one PC or local area network unless expressly authorized by the terms of the underlying license agreement and by your supervisor; and

   [ ] review with your supervisor, the Vice President - Information Services or the Compliance Officer the rights available under the license agreement and how to obtain authorization to make multiple copies of software for business use.

For any copying guidelines, contact your supervisor or the Vice President, Corporate Counsel and Secretary.

Piedmont Ethics Hotline, 1-800-481-6946
August 2004

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        SPECIAL PROVISIONS RELATING TO THE COMPANY'S PRINCIPAL EXECUTIVE
                     OFFICER AND SENIOR FINANCIAL OFFICERS

The Sarbanes-Oxley Act of 2002 and/or the rules and regulations of the Securities and Exchange Commission issued pursuant there to require the Company to disclose in its annual report whether it has adopted a code of ethics for its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (the "Designated Officers"). For purposes of this requirement, the code of ethics means a codification of standards that is reasonably designed to deter wrongdoing and to promote:

      (a) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      (b) full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

      (c)   compliance with applicable governmental laws, rules and regulations;

      (d) the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

      (e)   accountability for adherence to the Code.

The Code, including, but not limited to, those provisions relating to honest and ethical conduct, avoidance of conflicts of interest, maintenance of the Company's books and records, compliance with applicable governmental laws, rules and regulations, apply to the Designated Officers. In addition, the following requirements apply to the Designated Officers:

   [ ] Each Designated Officer shall at all times engage in honest and ethical conduct;

   [ ] Each Designated Officer shall avoid any actual or apparent conflicts of interest between his or her personal and professional relationships and any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and shall report any such relationships or transactions to the Chairman of the Audit Committee immediately upon the existence of any such relationship or transaction;

   [ ] Each Designated Officer shall be responsible for the full, fair, accurate, timely, and understandable disclosure in reports and documents that a Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

   [ ] Any Designated Officer who has any question as to whether any transaction or relationship could reasonably be expected to give rise to a conflict of interest should seek the advice of the Chairman of the Audit Committee;

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   [ ]  Each Designated Officer shall comply with applicable governmental laws, rules and regulations;

   [ ] Each Designated Officer shall promptly report any violations of the Code, including these special provisions, to the Compliance Officer or, if the violation is by a Designated Officer, to the Chairman of the Audit Committee.

   [ ] Waivers of any provision of the Code, including any of these special provisions, for a Designated Officer or a director may be granted only by the majority of the Company's Independent Directors (as defined in the Company's Corporate Governance Guidelines).

Any Designated Officer who is found to have violated any provision of the Code, including any of the provisions set forth above in this section, shall, at the discretion of the majority of the Company's Independent Directors, be subject to disciplinary action, up through and including discharge, depending on the circumstances

Notice of any change in the Code that applies to the Designated Officers and any grant of a waiver of a Code provision for a Designated Officer shall be reported in accordance with the applicable requirements of the Securities and Exchange Commission.

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                         DUTY TO REPORT AND CONSEQUENCES

EVERY PNY DIRECTOR, OFFICER AND EMPLOYEE HAS A DUTY TO ADHERE TO THIS CODE OF BUSINESS CONDUCT AND ETHICS AND ALL EXISTING PNY POLICIES AND TO REPORT TO THE COMPLIANCE OFFICER ANY SUSPECTED VIOLATIONS IN ACCORDANCE WITH APPLICABLE PROCEDURES. PNY EMPLOYEES SHALL REPORT SUSPECTED VIOLATIONS OF PNY POLICIES BY FOLLOWING THE REPORTING PROCEDURES FOR THAT SPECIFIC POLICY. ALL OTHER SUSPECTED VIOLATIONS OF THE CODE MUST BE REPORTED TO THAT PERSON OR TELEPHONE NUMBER SPECIFIED IN THE CODE, OR IF NO SPECIFIC REPORTING PROCEDURES ARE STATED, TO THE COMPLIANCE OFFICER. PNY WILL INVESTIGATE ANY MATTER SO REPORTED AND MAY TAKE APPROPRIATE DISCIPLINARY AND CORRECTIVE ACTION, UP TO AND INCLUDING TERMINATION. PNY FORBIDS RETALIATION AGAINST ANY EMPLOYEES WHO REPORT VIOLATIONS OF THIS CODE IN GOOD FAITH.

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